Exhibit 1

ANNOUNCEMENT OF EXPIRATION AND FINAL RESULTS OF NON-QUALIFIED RECOVERY RELATING TO THE NOTES ISSUED BY

OI S.A. – UNDER JUDICIAL REORGANIZATION,

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. – UNDER JUDICIAL REORGANIZATION

AND

OI BRASIL HOLDINGS COÖPERATIEF U.A. – UNDER JUDICIAL REORGANIZATION

RIO DE JANEIRO, RJ, BRAZIL, July 26, 2018 — Oi S.A. – Under Judicial Reorganization (“Oi”), Portugal Telecom International Finance B.V. – Under Judicial Reorganization (“PTIF”) and Oi Brasil Holdings Coöperatief U.A. – Under Judicial Reorganization (“Oi Coop”; and together with Oi and PTIF, collectively the “Issuers”) announce today the expiration and final results of its previously announced settlement procedures for Non-Qualified Holders to receive the Non-Qualified Recovery (as defined below) applicable to the following series of notes:

•         Oi’s 9.75% Senior Notes due 2016 (CUSIP/ISIN Nos. 10553M AC5/US10553MAC55 and P18445 AF6/USP18445AF68);

•         Oi’s 5.125% Senior Notes due 2017 (ISIN No. XS0569301830 and XS0569301327);

•         Oi’s 9.50% Senior Notes due 2019 (CUSIP/ISIN Nos. 87944L AD1/US87944LAD10 and P9037H AK9/USP9037HAK97);

•         Oi’s 5.50% Senior Notes due 2020 (CUSIP/ISIN Nos. 87944L AE9/US87944LAE92, P9037H AL7/USP9037HAL70 and 87944L AF6/USP87944LAF67);

•         PTIF’s 6.25% Notes due 2016 (ISIN No. PTPTCYOM0008) (the “Retail Notes”);

•         PTIF’s 4.375% Notes due March 2017 (ISIN No. XS0215828913);

•         PTIF’s 5.242% Notes due November 2017 (ISIN No. XS0441479804);

•         PTIF’s 5.875% Notes due 2018 (ISIN No. XS0843939918);

•         PTIF’s 5.00% Notes due 2019, (ISIN No. XS0462994343);

•         PTIF’s 4.625% Notes due 2020 (ISIN No. XS0927581842);

•         PTIF’s 4.50% Notes due 2025 (ISIN No. XS0221854200);

•         Oi Coop’s 5.625% Senior Notes due 2021 (ISIN No. XS1245245045 and XS1245244402); and

•         Oi Coop’s 5.75% Senior Notes due 2022 (CUSIP/ISIN Nos. 10553M AD3/US10553MAD39 and P18445 AG4/USP18445AG42) (collectively, the “Notes”).

Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Information Statement dated June 15, 2018 (as supplemented by the Supplement to the Information Statement dated July 3, 2018, the “Information Statement”).

The deadline for Non-Qualified Holders to validly participate and surrender their Notes (other than the Retail Notes) in connection with the Non-Qualified Recovery Settlement expired at 5:00 p.m., New York City time, on Thursday July 12, 2018 (the “Wholesale Expiration Date”).

The deadline for Non-Qualified Holders to validly participate and surrender their Retail Notes in connection with the Non-Qualified Recovery Settlement expired at 10:00 a.m., Lisbon time, on Friday, July 13, 2018 (the “Retail Expiration Date” and, together with the Wholesale Expiration Date, the “Expiration Dates”).

The Issuers hereby announce that as of the Expiration Dates, U.S.$159,147,624.78 in aggregate Bondholder Credits represented by the outstanding Notes, were validly surrendered in accordance with the procedures set forth in the Information Statement and the Issuers have accepted all of such Notes for settlement.

The settlement date is expected to be on or prior to July 31, 2018 (the “Settlement Date”).

Prior to the Settlement Date, the Information Agent will publish on the Election Website (https://www.dfkingltdevents.com) an Acceptance Notice for each Non-Qualified Holder (other than holders of the Retail Notes) that validly participated and surrendered its Notes, in accordance with the settlement procedures set forth in the Information Statement. Such Non-Qualified Holders may access their Acceptance Notices through the ‘My Entitlements’ page of the Election Website.

On the Settlement Date, the Information Agent with respect to the Retail Notes will email an Acceptance Notice to each Non-Qualified Holder that validly participated and surrendered its Notes in accordance with the settlement procedures set forth in the Information Statement applicable to the Retail Notes.

Each Non-Qualified Holder that validly participated and surrendered its Notes in accordance with the procedures set forth in the Information Statement will receive a participation interest in the principal amount of U.S.$500 under the Non-Qualified Credit Agreement for each U.S.$1,000 of Bondholder Credits held by such Non-Qualified Holder (the “Non-Qualified Recovery”). See the Information Statement for more information regarding the Non-Qualified Recovery.

The Non-Qualified Recovery consists of a participation interest under the credit agreement expected to be entered into on the Settlement Date, by and among the Issuers, Telemar Norte Leste S.A. – Under Judicial Reorganization, Oi Móvel S.A. – Under Judicial Reorganization, Copart 4 Participações S.A. – Under Judicial Reorganization and Copart 5 Participações S.A. – Under Judicial Reorganization and Lucid Agency Services Limited, as facility agent substantially in the form of Exhibit A to the Information Statement (the “Non-Qualified Credit Agreement”).

Non-Qualified Holders that did not validly participate and surrender their Notes in accordance with the procedures set forth in the Information Statement or the information statement relating to the Non-Qualified Recovery Settlement available to the Retail Notes will ONLY be entitled to receive the Default Recovery.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the beliefs and expectations of the Issuers, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “plans,” “targets,” “goal” and similar expressions, as they relate to the Issuers or their management,  are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur, or that the Non-Qualified Recovery will occur on the terms described, or at all. Such statements reflect the current views of management of the Issuers and are subject to a number of risks and uncertainties. Such statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Issuers or their affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or U.S. federal securities laws or the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions, The Issuers and their affiliates disclaim any obligation to update, revise or publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures the Issuers make on related subjects in reports and communications that the Issuers file with the CVM and the SEC.

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